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                     [WILLKIE FARR & GALLAGHER LETTERHEAD]



October 13, 1995




The Gabelli Equity Trust Inc.
One Corporate Center
Rye, New York  10580-1434

Ladies and Gentlemen:

We have acted as counsel to The Gabelli Equity Trust Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the issuance of up to 14,931,381 shares (the "Shares") of its common stock, par value of $.001 per share (the "Common Stock"), pursuant to the exercise of rights (the "Rights") to purchase common Stock to be distributed to shareholders of the Fund in accordance with the Fund's Registration Statement on Form N-2 (File Nos. 33-62323; 811-4700) under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (the "Registration Statement").

We have examined copies of the Articles of Incorporation and By-Laws of the Fund, the Registration Statement, all resolutions adopted by the Fund's Board of Directors and the Pricing Committee of the Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

We have assumed that the Fund has no "Principal Shareholder" as such term is defined in Article VIII of the Fund's Articles of Incorporation and have relied upon a certificate of the Secretary of the Fund to the effect that the Fund has no knowledge of any such Principal Shareholder.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of
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The Gabelli Equity Trust Inc.
October 13, 1995
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Messrs. Venable, Baetjer and Howard that is attached to this opinion.

Based on the foregoing, we are of the opinion that the Shares to be issued upon exercise of the Rights have been duly authorized and when the Shares have been sold, issued and paid for as contemplated by the Registration Statement, the Shares will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher